Exhibit 2.2


                               EARN-OUT AGREEMENT

      THIS EARN-OUT AGREEMENT is entered into this 14th day of September, 1999, between BHARAT MANGLANI ("Manglani") and RESEARCH ENGINEERS, INC., a Delaware corporation ("REI").

                                    RECITALS

      A. Pursuant to an Amended and Restated Stock Purchase Agreement dated September 14, 1999 ("Purchase Agreement"), among Manglani, REI, NetGuru Systems, Inc., a New Hampshire corporation ("NSI"), and NetGuru Consulting, Inc., a Massachusetts corporation ("NCI"), it is a condition to closing under the Purchase Agreement ("Closing") that Manglani and REI execute and deliver this Agreement to each other.

      B. Pursuant to the Purchase Agreement, REI will acquire all of the outstanding capital stock of NSI and NCI.

      C. The parties intend to provide for the payment of additional Purchase Price (as that term is defined in the Purchase Agreement) to Manglani based on the financial performance of NSI and NCI following the Closing ("Earn-Out").

                                    AGREEMENT

      1. Calculation of Earn-Out. Manglani's Earn-Out shall be based on the combined revenues and gross profit percentage of NSI and NCI, determined as follows:

            (a) During April 2000, REI's chief financial officer will determine the total combined revenues of NSI and NCI for the period April 1, 1999, through March 31, 2000 ("NetGuru Revenues") and the combined gross profit percentage (total gross profit divided by total revenues, each determined in a manner consistent with the manner in which they were determined for purposes of audited consolidated financial statements of NSI and NCI for the fiscal year ended December 31, 1998, of those entities for the same period ("NetGuru Gross Profit Percentage").

            (b) If the NetGuru Revenues exceed $7,500,000 and the NetGuru Gross Profit Percentage equals or exceeds 29%, then the Earn-Out shall be $300,000.

            (c) If either the NetGuru Revenues are less than $6,750,000 or the NetGuru Gross Profit Percentage is less than 26%, then no Earn-Out shall be due.

            (d) If the NetGuru Revenues equal or exceed $6,750,000 and the NetGuru Gross Profit Percentage equals or exceeds 26%, but one or both is less than the figures set forth in clause (b) above, then the Earn-Out shall be $300,000 multiplied by the percentage of the figures set forth in clause (b) that was actually achieved (using the lower percentage). For example, if NetGuru Revenues are $7,000,000 (which is 93.33% of $7,500,000) and the Net Guru Gross Profit Percentage is 27% (which is 93.10% of 29%), then the Earn-Out shall be 93.10% of $300,000, or $279,300.



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      2. Payment of Earn-Out. On or before April 30, 2000, REI's chief financial officer shall deliver to Manglani a written calculation of the Earn-Out earned (if any), together with a check representing the amount of the Earn-Out (if any).

      3. Resolution of Dispute. If Manglani disputes REI's calculation of the Earn-Out, he shall so notify REI in writing within ten days after receipt of the written calculation referred to in Section 2. REI and Manglani shall then submit the matter to KPMG LLP ("KPMG"), who shall calculate the Earn-Out as described in Section 1. KPMG shall submit its written calculation of the Earn-Out to the parties simultaneously with its completion of its audit of REI's financial statements for the fiscal year ended March 31, 2000. If KPMG's calculation shows the Earn-Out to be equal to or less than the amount determined by REI, then Manglani shall pay KPMG's fees and expenses. If KPMG's calculation shows the Earn-Out to be greater than the amount determined by REI, then REI shall pay KPMG's fees and expenses.

      4. Conditions to Receipt of Earn-Out. In order to receive the Earn-Out, Manglani must be continuously employed by REI or a subsidiary of REI from the date of this Agreement through March 31, 2000, unless terminated without cause by REI. For purposes hereof, "cause" shall mean:

            (a) Manglani's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved;

            (b) Manglani's commission of an act of fraud, whether prior to or subsequent to the date hereof upon REI;

            (c) Manglani's continuing repeated willful failure or refusal to perform his duties as required by this Agreement, provided, that termination of Manglani's employment pursuant to this paragraph (c) shall not constitute valid termination for cause unless Manglani shall have first received written notice from the Board of Directors of REI stating with specificity the nature of such failure or refusal and affording Manglani at least thirty (30) days to correct the act or omission complained of; or

            (d) Gross negligence, insubordination, material violation by Manglani of any duty of loyalty to REI or any other material misconduct on the part of Manglani, provided that termination of Manglani's employment pursuant to this paragraph (d) shall not constitute valid termination for cause unless Manglani shall have first received written notice from the Board of Directors of REI stating with specificity the nature of such failure or refusal and affording Manglani at least thirty (30) days to correct the act or omission complained of.

      5.    Miscellaneous.

            5.1 Modification and Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.



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            5.2  Assignment. The rights of REI under this Agreement may, without the consent of Manglani, be assigned by REI, in its sole and unfettered discretion (a) to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of REI, or (b) to any subsidiary or affiliate of REI, or any transferee, whether by purchase, merger or otherwise, which directly or indirectly acquires all or substantially all of the assets of REI or such subsidiary or affiliate.

            5.3 Notices. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, or mailed by certified or registered United States mail to, the party to be charged with receipt thereof. Notices and other communications served by mail shall be deemed given hereunder 72 hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage prepaid and duly addressed to whom such notice or communication is to be given, in the case of (a) REI, 22700 Savi Ranch Parkway, Yorba Linda, California 92887,
Attention: President, or (b) Manglani, 82 Lexington Street, Weston, Massachusetts 02493. Any such party may change said party's address for purposes of this Section by giving to the party intended to be bound thereby, in the manner provided herein, a written notice of such change.

            5.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

            5.5 Construction of Agreement. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California applicable to agreements executed and to be performed in California.

            5.6  Complete Agreement.    This   Agreement  contains   the  entire
agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all previous oral and written and all contemporaneous oral negotiations, commitments, writings, and understandings.

            5.7 Non-Transferability of Interest. None of the rights of Manglani to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Manglani. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Manglani to receive any form of compensation to be made by REI pursuant to this Agreement shall be void.

            5.8 Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement that can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction or under any other circumstance.



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            5.9  Legal  Fees.   If  any  legal  action,   arbitration  or  other
proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.


                                          Research Engineers, Inc.


                                          By:______________________________
                                             Jyoti Chatterjee, President


                                          By:______________________________
                                             Wayne Blair, Secretary





                                          ______________________________
                                          Bharat Manglani


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